Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie S. Brown, Chief Financial Officer

503-359-2653

MERIX CORPORATION ANNOUNCES RESIGNATION OF SENIOR VICE PRESIDENT, OPERATIONS

FOREST GROVE, OR, May 17, 2005– Merix Corporation (NASDAQ:MERX) a leading manufacturer of high technology printed circuit boards, today announced that Anaya Vardya, Senior Vice President, Operations, will leave the company effective May 27, 2005.

Steve Robinson, President of Data Circuit Systems recently acquired by Merix Corporation, will assume responsibility for the Company’s North American Operations.

“We appreciate the many contributions Anaya has made while at the Company and wish him well in his future endeavors,” said Mark R. Hollinger, Merix Corporation’s chairman and chief executive officer. “Robinson’s familiarity with our business will help make this a very smooth transition.”

Merix is a leading manufacturer of technologically advanced printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume production of complex, multi-layer printed circuit boards and expertise in processing high-performance materials. Merix provides its products to original equipment manufacturers and their electronic manufacturing service providers that use them primarily in high-end commercial equipment in the communications, high-end computing, and test and measurement markets of the electronics industry.